SERVICES AGREEMENT

This Agreement is effective this __1st___ day of _____July___________, 1996, (the "Effective Date") between -Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and American Homepatient. Vendor agrees to provide services to American Homepatient under the terms set forth below.

A.  SERVICES

    Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

    The product and all elements as set forth on Attachment A are subject to prior approval by American Homepatient such approval not to be unreasonably withheld.

B.  COMPENSATION

    American Homepatient will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

    In the event that American Homepatient shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify American Homepatient of the cost of such revisions and will not proceed without prior written approval.

    If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as American Homepatient may reasonably require.

C.  CONFIDENTIALITY

    Vendor shall treat as confidential and secret any and all American Homepatient Confidential Information. "American Homepatient Confidential Information" shall include, but not be limited to, information relating to American Homepatient past, present and future marketing and research and development activities that may be disclosed to Vendor by American Homepatient and/or American Homepatient's parent, subsidiary or affiliate companies and which are identified in writing by American Homepatient as confidential. American Homepatient Confidential information shall not include (i) information known by Vendor prior to disclosure from American Homepatient. (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes American Homepatient Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that American Homepatient is given 10 days prior notice of such disclosure. Vendor expressly agrees that any information it discovers or develops under this Agreement for the benefit of American Homepatient shall not be used by Vendor or disclosed by Vendor to any third party, nor shall Vendor show this Agreement or disclose the existence, nature or subject matter of this Agreement to any third party without the prior written consent of American Homepatient. Vendors obligations not to disclose American Homepatient Confidential Information to third parties and not to otherwise use American Homepatient Confidential Information shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing American Homepatient Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing American Homepatient Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

    American Homepatient shall treat as confidential and secret any and all Vendor Confidential Information. Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to Homepatient and/or American Homepatient's parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information related to Vendor deliverables under this agreement. Vendor Confidential information shall not include (i) information known by American Homepatient prior to disclosure from Vendor, (ii) information which is or becomes publicly known through no wrongful act of American Homepatient, (iii) information that is independently developed by American Homepatient without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. American Homepatient expressly agrees that any Confidential Information it discovers under this Agreement shall not be disclosed by American Homepatient to any third party without the prior written consent of Vendor. American Homepatient obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years.

D.  INDEMNIFICATION

    Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement.

E.  PROFESSIONAL STANDARDS

    Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and quality to perform all such assignments and projects given it by American Homepatient hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.  OWNERSHIP OF MATERIALS

    Any and all reports, information, data or other works created by Vendor for American Homepatient in connection with this Agreement (with the exception of customization of the Vendor's basic software and systems for American Homepatient as well as the Vendor's basic software and systems themselves) shall be the sole and exclusive property of American Homepatient. American Homepatient may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer.
    Vendor shall not at any time in any manner during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from American Homepatient or American Homepatient's parent, subsidiary or affiliate companies, in respect of such reports, data, information or other works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect American Homepatient's legal rights and worldwide ownership in such works, including, but not limited to documents relating to patent, trademark and copyright applications. American Homepatient hereby grants Vendor a worldwide perpetual royalty free license to the data and information created by Vendor in connection with this agreement for purposes of making marketing presentations to other potential customers and for the development and sale of additional products based upon this data and information.

G.  RELEASES

    Any materials furnished hereunder which have not been created for American Homepatient and are subject to the rights of third parties shall be specifically identified to American Homepatient in writing. Vendor shall obtain (and deliver upon request to American Homepatient) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to American Homepatient, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by American Homepatient. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.  DURATION OF AGREEMENT

    1.   Term

    This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) completion of the project assigned hereunder, (ii) terminated by at least thirty (30) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder.

    2.   Payment on Termination

    Upon termination of this Agreement American Homepatient is to pay for all authorized work in process, and American Homepatient shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding
    contracts made on American Homepatient's behalf.   Upon written notice of
    termination Vendor shall take all steps necessary to wind up the work under this Agreement and to mitigate American Homepatient's liability therefore.

    3.   Transfer Upon Termination

    Vendor shall transfer, assign and make available to American Homepatient or American Homepatient's representative all property and materials in Vendor's possession or control belonging to and paid for by American Homepatient and all information regarding American Homepatient project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

I.  INDEPENDENT CONTRACTORS

    The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint ventures. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

J.  THIRD PARTY OBLIGATIONS

    In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for American

    Homepatient's parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of American Homepatient and/or American Homepatient's parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of American Homepatient.

K.  GOVERNING LAW

    This Agreement is entered into in the State of New Jersey and shall be constructed and governed under and in accordance with the laws of that State.

L.  MISCELLANEOUS

    1) The terms of this Agreement shall be binding upon American Homepatient and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of American Homepatient. Factoring of accounts receivable is not permitted.

    2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

    3) American Homepatient and DSMI are Equal Opportunity Employers and do not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

    4) The policy of American Homepatient and DSMI is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, American Homepatient and DSMI are committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

    5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

    6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

    7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including. but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.



IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 24 day of June, 1996



AMERICAN HOMEPATIENT                   DISEASE STATE MANAGEMENT-SM-, INC.

By:  /s/ Sen Serafino                   By:  /s/ Donald A. Carlberg
   --------------------------------        -----------------------------------

Title:  Vice President                 Title:  President & CEO
      -----------------------------           --------------------------------

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                                     ATTACHMENT A


                                        ASTHMA
                                  DISEASE MANAGEMENT
                                       PROPOSAL


                      ------------------------------------------
                      ------------------------------------------


                                         FOR


                                American Homepatient



                                     PRESENTED BY


                           Disease State Management,-SM- Inc.
                                   46 Prince Street
                              Rochester, New York  14607
                                     716-244-1360



            Disease State Management and DSMI are registered service marks of Disease State Management, Inc.

Asthma places a tremendous burden on patients and health care providers and demands a significant portion of our nations health care dollars. Disease State Management, Inc.-SM- is committed to improving health outcomes through the application of state of the art technologies. Our proprietary interactive voice recognition systems, enhanced database modeling techniques and on-demand publishing combine to provide the powerful educational intervention necessary to enhance patient adherence to treatment recommendations, empower patients to self-manage their disease and provide immediate referrals when specific "high risk" triggers are met.

DSMI's-SM- staff of systems engineers, clinical experts and physician consultants perform a comprehensive review of the targeted disease state to insure that "best practices" and nationally recognized guidelines form the program's foundation. Recognized leaders in outcomes management provide guidance throughout the project development process.

Once the baseline parameters have been established, our staff begins the process of building the intervention protocols. DSMI's-SM- asthma intervention program consists of six interactive voice response based telephone interventions. Each contact generates on-demand published educational materials targeting individual concerns. Additionally, physicians and other health care providers receive an at-a-glance formatted report for inclusion in the patient's medical records. These reports highlight specific areas of concern for the patient and demonstrate areas where an individual's adherence to the prescribed therapy is lacking.

As an extra feature, DSMI's-SM- clinical staff establishes specific "at risk" triggers that are continually monitored. patients meeting specific criteria demonstrating an increased risk of hospitalization, emergency services or other costly intervention will have their providers notified immediately for follow up. This critical notification and tracking of key indicators has been demonstrated to reduce the global cost of managing chronically ill patients.

Each intervention is uniquely structured and targets specific behaviors such as: diet, exercise, smoking cessation, self-management, key triggers and compliance with pharmacological therapy. By providing unique, individually tailored intervention strategies, DSMI-SM- not only highlights areas where noncompliance and poor self management are impacting the plan's expenditures but also provides an active intervention to modify "at risk" behavior before an emergency room visit or hospitalization occurs.

In addition to providing ongoing support for patients, DSMI's-SM- fully integrated systems approach allows for immediate on-line data collection and evaluation. Interactive Voice Recognition systems allow administration of HEDIS, Health Quality, patient satisfaction, and Quality of Life surveys without operator induced bias. The process streamlines data collection and provides a cost effective method to query patients.

                                   TRENDS IN ASTHMA

Chronic lung diseases such as asthma, bronchitis and emphysema pose serious challenges to both patients and health care providers. Despite an increased understanding of these disorders, improved pharmacological therapies and a greater awareness among potential sufferers, the incidence rates continue to soar. In fact, between 1982 and 1993 the number of people reporting chronic bronchitis increased seventy-nine percent, while those having emphysema and asthma increased twenty-five and forty-eight percent respectively.(1) Currently, over twelve million people suffer from asthma in the United States, making it not only one of the nation's most common diseases but one of the most costly as well.

                      INCREASE IN INCIDENCE RATES:  1982 - 1992

[GRAPH]


                  DEATH RATE FOR ASTHMA:  1982 - 1992 (PER MILLION)


[GRAPH]

While the reason for the rapid growth in the number of chronic suffers remains uncertain, one thing is certain: these diseases pose a serious threat to patients' well being. Despite tremendous advances in both diagnostic and pharmacological therapies in recent years asthma continues to exact a tremendous financial toll in terms of both direct and indirect costs.



-----------------------------------
(1) American Lung Association, Adapted form information published by the Division of Epidemiology, National Heart, Lung and Blood Institute

                    IMPACT OF INCREASED PATIENT EDUCATION EFFORTS

The economic impact of asthma is staggering. In asthma patients diagnosed as moderate to severe the annual cost of treatment often exceeds $ 100,000. In fact, John Hancock Mutual Life Insurance Company in Boston has identified 1,300 patients whose care resulted in $28 million dollars in expenditures. Among the most common reasons for exacerbation of symptoms are: an inability of the patients to self-manage their disease, poor pharmacological compliance, low adherence to provider recommendations, a lack of patient knowledge concerning their disease and failure of the provider to adhere to established treatment guidelines; all areas that DSMI's-SM- asthma intervention program will impact.

    - Study of severe asthmatics found 1,300 patients generated $ 28 million in claims
    -    Highest individual level of asthma-specific costs was $ 126,343
    -    Highest expense for all care were for a 2 year old female - $ 584,211
    -    235 members had claims exceeding  $ 100,000 annually for treatment

Targeted educational intervention programs for asthma patients have proven effective. A recent study, conducted at the National Jewish Center for Immunology and Respiratory Medicine and the John Hancock Managed Care Group, demonstrated significant improvements in patient outcomes for severe asthmatics following a comprehensive initiative to educate patients.

                      PATIENTS ADMITTED WITHIN THE PAST 6 MONTHS

[GRAPH]

ADMISSIONS WITHIN THE PAST 6 MONTHS WERE LOWER IN PATIENTS RECEIVING TARGETED SUPPORT.

Additionally, personalized asthma self management, which tailors program materials to the individual, has demonstrated positive results in moderate to severe asthmatics.(2),(3) In a recent investigation incorporating targeted support, the extension of face-to-face treatment via follow-up telephone calls to the patient's home was rated more convenient and more acceptable to patients than traditional group sessions (J.K. Wigal, personal communication, July 12, 1994). Finally, in a cost-benefit analysis of a self-management program for 47 adult asthmatics effectively reduced hospitalization cost from $18,488 to $1,538 and lost income from $11,593 to $4,589.(4)


                              FINANCIAL IMPACT OF ASTHMA


----------------------------

(2) Kotses H., Lewis P., Environmental control of asthma self-management. Journal of Asthma. 1990; 27:373

(3) Kotses H., Stout C., Wigal J.K., Individualized asthma self-management:
A beginning.  Journal of Asthma.  1991; 288:287-289.

(4) Taitel M.S., A self-management program for adult asthma.  Part II:
Cost-benefit analysis. Journal of Allergy and Clinical Immunology. 1995;95(3):672-6.

The following analysis reflects admission costs data for patients having severe asthma. It reflects incident and admission rates for severe asthma as indicated by the American Lung Association.


# of Covered Lives                                     500,000            500,000           500,000
Asthma Incidence Rate                                     0.05               0.05              0.05
# Asthma Patients                                       25,000             25,000            25,000
# Patients with Severe asthma                             1250               1250              1250
Cost per Day as Inpatient                            $1,000.00          $1,000.00         $1,000.00
Average Length of Stay ( days )                              4                  4                 4
# Hospitalizations/year                                      3                  2                 1
Annual Hospitalization Cost/Patient                 $12,000.00          $8,000.00         $4,000.00

Total Hospitalization Cost to Plan              $15,000,000.00     $10,000,000.00     $5,000,000.00

IMPACT OF DISEASE MANAGEMENT PROGRAM
# Patients Enrolled in DM Program                         1250               1250              1250
Estimated Operational Costs/Patient                     $70.00             $70.00            $70.00
Total Operational Costs                             $87,500.00         $87,500.00        $87,500.00

PROJECTED REDUCTION IN ADMISSIONS
5% Reduction                                             5.00%              5.00%             5.00%
Annual Savings                                     $750,000.00        $500,000.00       $250,000.00
7.5 % Reduction in Admissions                            7.50%              7.50%             7.50%
Annual Savings                                   $1,125,000.00        $750,000.00       $375,000.00
10 % Reduction in Admissions                            10.00%             10.00%            10.00%
Annual Savings                                   $1,500,000.00      $1,000,000.00       $500,000.00

% Success Rate Required to Break Even                    0.58%              0.88%             1.75%
# Pts. Avoiding Admission to Break Even                      7                 11                22


                                   PROGRAM OVERVIEW

See the "Program Intervention Description" section for details about each of the interventions. The selected intervention schedule will be delivered to patients who are enrolled in the program. Note that the term "provider" is used to denote a case manager or another health care provider designated to receive communications regarding the patient.

I.  COMPONENTS

-   Business reply mailer
-   Patient diary
-   Program description/overview
-   Custom designed educational materials
-   Demand published patient reports
-   Demand published provider reports
-   Crisis flags
-   Voice demonstration line
-   Logo integration


II. INTERVENTION PROTOCOL:

MONTH 1:

-   Patient enrollment via business reply mailer
- Initial telephone intervention within seven days of business reply mailer receipt
-   Patients receive demand published report following IVR intervention
-   Appropriate preprinted educational materials sent to patients

MONTHS 2 - 4

- Patients receive interactive voice response based telephone interventions monthly
-   Patients receive demand published report following each IVR intervention
-   Appropriate preprinted educational materials sent to patients
- Physician receives demand published, patient specific report for inclusion in patient record following IVR intervention at month 2 and 4
- Additionally physician receives immediate notification via phone/fax for any patient reporting status indicating a critical "at risk" trigger has been met

MONTHS 6 AND 8

-   Patients receive interactive voice response based telephone interventions
-   Patients receive demand published report following each IVR intervention
-   Appropriate preprinted educational materials sent to patients
- Physician receives demand published, patient specific report for inclusion in patient record following IVR intervention at month 8
- Additionally physician receives immediate notification via phone/fax for any patient reporting status indicating a critical "at risk" trigger has been met

Month                        1         2         3         4         6        8

IVR Intervention             *         *         *         *         *        *
Patient Report               *         *         *         *         *        *
Physician Report                       *                   *                  *
Preprinted Materials         *         *         *         *         *        *
"At risk" Reporting
(as needed)                  *         *         *         *         *        *

                           PROGRAM INTERVENTION DESCRIPTION

See the "Program Schedule" section for an outline of the protocol for delivering these program components. Note that the term "provider" is used to refer to a physician, case manager or other health care provider designated to receive communications regarding the patient.


BUSINESS REPLY MAIL (BRM)/PROGRAM DESCRIPTION
    - Two (2) page pre-printed mailer designed for distribution by providers to patients and return via postage paid mail
    - Provides brief assessment for identifying patient data (e.g., name, phone number, best time to contact) necessary for DSMI-SM- to initiate a telephone call to patient
    -    Program description includes a brief program overview


INTERACTIVE VOICE RECOGNITION BASED TELEPHONE INTERVENTIONS
    - Six (5) minute interactive voice recognition base telephone interventions initiated by live operators to patients at preferred contact times
    - Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system
    - High appeal voice response system using a recorded human voice versus computer synthesized speech
    - Patient responds in normal speaking voice versus pushing touch tone buttons
    - Self-report follow-up assessment of relevant medical and behavioral factors: update on disease status, prescribed treatment including diet, exercise, and medications, patient motivation, treatment barriers, patient knowledge indicators regarding symptom identification and disease self-management
    - Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' awareness of their condition and adherence to their treatment regimen
    -    Allows identification of patient concerns
    -    Adds vital progress information to the longitudinal patient database

PATIENT REPORTS
    - Laser printed, on-demand published report including personalized text and graphics
    -    Mailed to patient within a week after each telephone intervention
    - Personalized and pre-printed materials reinforce patient awareness and knowledge regarding their condition and promote treatment adherence

PHYSICIAN REPORTS

    - One page laser printed, on-demand published report integrating patient's follow-up and enrollment data
    - Mailed to patient's provider within a week after each patient interactive voice response intervention
    - "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.



    - Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens
    -    Enhances patient-provider communication

"AT RISK" REPORTING:

- Physicians/providers will be notified via fax when patients report symptoms, noncompliance or other critical factors indicating an increased risk for an acute event, hospitalization or emergency procedure

OPERATIONAL REPORTING:

DSMI-SM- will provide operational and outcome reports quarterly.

PROGRAM FEES:

American Homepatient agrees to pay DSMI-SM- a one time joint marketing fee of $[*****] payable upon contract signing. Payments exceeding 30 days past due will accrue a service charge of 1.5% per month of the outstanding balance. Additionally, American Homepatient agrees to implement the Asthma intervention described herein in a minimum of three accounts, each account having a minimum of 100,000 covered lives, within 18 months of the effective date of this contract. Provided that American Homepatient has successfully implemented the program in a minimum of three accounts, American Homepatient shall pay DSMI-SM-an additional marketing fee of $[*****]. This fee shall be payable in installments as described:

    Payment 1: $[*****] due eighteen months from the effective date of this contract.
    Payment 2: $[*****] due twenty-one months from the effective date of this contract.
    Payment 3: $[*****] due twenty-four months from the effective date of this contract.

Operational Fees for the program shall be scaled as follows:

-   Fees for the first 1000 patients enrolled shall be $[*****] per patient
-   Fees for the next 2000 patients enrolled shall be $[*****] per patient
-   Fees for all patients exceeding 3000 shall be $[*****] per patient

These operational fees include full funding for the Asthma Intervention Program Protocol which includes 6 interactive voice recognition based telephone interventions, associated demand published patient reports, associated demand published physician reports, "at risk" reporting as necessary, data collection and assessment, and outcomes reporting.

The program may include additional preprinted materials. Such items are a business reply mailer, patient diary, program description/overview, or custom designed educational support materials. Since the anticipated number of enrollees is unknown, printing fees for these pre-printed components will be the responsibility of American Homepatient. DSMI-SM- will furnish estimates for printing costs upon determination of volumes and final specifications. Additionally, DSMI-SM- agrees to provide these additional preprinted materials at costs.

Program operational fees shall be billed monthly based upon the total number of patient interventions completed. Payment is due within 30 days of receipt. Payments exceeding 30 days past due will accrue a service charge of 1.5% per month of the outstanding balance.

CUSTOMIZATION

Any customization will constitute a revision to the intervention protocol (i.e., additional patient and/or physician reports and/or variations in on-demand or IV content). Any logo design used on the demand published reporting is limited to black and white/grayscale. DSMI-SM- shall furnish estimates for development and delivery to American Homepatient prior to undertaking any revision.